Aimwell Energy

Aimwell Energy Limited
10 Rosebery Avenue
Harpenden
Hertfordshire, AL5 2QP
UK
~~December 5th, 2007~~ January 24th 2008

Fox Energy Exploration Limited
64 Knightsbridge
London, SW1X 7JF
UK

Attention: Mr. Richard Moore, CEO

Reference: Fox Energy Exploration Limited/Aimwell Energy Limited Participation in UKCS Licence P. 1455, Block 211/17 (South Area)

Dear Richard

This letter sets out the agreement reached between Aimwell Energy Limited ("Aimwell") and Fox Energy Exploration Limited ("Fox") (together the "Parties" and individually a "Party") with respect to the proposed participation of both companies in UKCS Licence P. 1455, Block 211/17 South Area ("211/17 South Area").

Aimwell and Fox have identified UKCS Licence P. 1455, Block 211/17 South Area ("211/17 South Area") as an area of mutual interest to both Parties and have agreed (in their best commercial interests) to jointly participate and work together to identify a potential farm-in or acquisition opportunity in respect of such area. The Parties have further agreed that in the event that Fox acquires the right to farm-in or acquire an interest in 211/17 South Area without Aimwell, then Aimwell shall have the right to elect to acquire part of the interest so acquired by Fox.

In consideration of the agreements and undertakings of the Parties herein contained, the Parties agree as follows:

1. Pursuant to a Farm-In Agreement dated 8th November, 2007 between Fox, Petrofac Energy Developments Limited ("Petrofac") and Valiant North Sea Limited ("Valiant"), (such agreement known as the "FIA"), Fox has agreed to carry out the Farm-In Work and to pay, inter alia, its share of the Well Costs, in return for the assignment, on Completion, of the Farm-In Interests, which includes an aggregate 46% Percentage Interest in the Joint Operating Agreement as it applies, on Completion, to Block 211/17 South Area.

Subject to the consent of the UK Department of Business and Regulatory Reform (BERR), Fox shall, concurrently with the assignment to the Farm-In

Interest from Petrofac and Valiant, as legal and beneficial owner, assign to Aimwell, the Aimwell Interest, free from all Encumbrances in consideration of the payment by Aimwell of £1.00 (one pound sterling). The representations and warranties of Valiant and Petrofac set out in Clauses 9.1 and 9.2 respectively of the FIA shall be deemed to be given by Fox to Aimwell, mutatis mutandis, on assignment by Fox to Aimwell of the Aimwell Interest. In addition, Fox shall further warrant and represent on such assignment, that there has been no material breach of the Farm-In Agreement.

All costs, expenses, liabilities and obligations of Fox arising under, in respect of or pursuant to the FIA shall be for the sole account of Fox.

2. Following the assignment of the Aimwell Interest, Fox shall pay all of Aimwell's 4.6% Percentage Interest share of all costs, expenses, liabilities and obligations (including without limitation, Licence rentals, manpower costs, wells costs, seismic and other technical data costs) arising in respect of Joint Operations under the Joint Operating Agreement as it applies on and from Completion, to Block 211/17 South Area, and in respect of the Licence, until the date that a Field Development Plan is formally approved by the UK Secretary of State responsible for such matters, for the development of a discovery of petroleum in Block 211/17 South Area, ("the Carry"). Thereafter, Fox and Aimwell shall each be responsible for their respective Percentage Interest share of costs.

Fox shall be free to assign (whether by sale or farm-out) its Percentage Interest in 211/17 (South Area) following assignment to Aimwell of the Aimwell Percentage Interest, provided that;

(i) the third party assuming the interest being granted is acceptable to the UK Department of Business and Regulatory Reform (BERR); and

(ii) is capable of fulfilling the obligations to be assigned, including without limitation, the obligations in (iii) and (v) following; and

(iii) Fox shall assign with the Percentage Interest to be assigned, a corresponding proportionate share of the Carry (in other words, if Fox assigns 50% of its Percentage Interest (i.e a 20.7% Percentage Interest), then 50% of the carry (being the payment of a 2.3% Percentage Interest share of Aimwell's total 4.6% Percentage Interest share of all costs, expenses, liabilities and obligations arising respect of Joint Operations under the Joint Operating Agreement as it applies on and from Completion, to Block 211/17 South Area shall be paid by such third party – the balance attributable to the 2.3% Percentage Interest to be paid by Fox); and

(iv) Fox shall remain liable to Aimwell for any failure or default on the part of such third party to pay the foregoing amounts when properly due; and

(v) Fox shall assign with the Percentage Interest to be assigned a corresponding share of all of Fox's other rights and obligations under this letter agreement attributable to the Percentage Interest to be assigned; and

(vi) Fox shall procure that the third party enter into a legally enforceable agreement with Fox and Aimwell in respect of the obligations assumed under (iii) and (v) above.

3. Aimwell shall, subject to any necessary Government and partner consents under the Joint Operating Agreement as it applies on and from Completion, to Block 211/17 South Area, have to right to assign (whether by sale of farm-out or otherwise) all or part of its Percentage Interest in 211/17 South Area. The assignment of all or part of Aimwell's Percentage Interest shall include a corresponding share of the Carry and Fox shall enter into a legally enforceable agreement with the assignee third party in respect of such obligations. Aimwell will ensure that Fox has full and fair opportunity to make an offer (not to be unreasonably delayed) if it proposes to dispose of all or part of its Percentage Interest and a corresponding part of the Carry.

4. Fox and Aimwell each agree to act in a constructive fashion to facilitate exploration and development of Block 211/17 South Area.

5. Aimwell may provide to Fox joint venture technical and other related services under a Technical Services Agreement to be mutually agreed at the time.

6. Fox and Aimwell each agree to each keep the other fully and timely informed of technical, budget, farm-in and farm-out matters in respect of Block 211/17 South Area.

7. For the purpose of the agreement set out in this letter, the following words and phrases shall have the meaning set out below:

"Aimwell Interest" shall mean:

(a) an undivided legal interest in the Licence; and

(b) a four point six percent (4.6%) Percentage Interest in the 211/17 South Area and all Farm-In Interest Information relating thereto and in all data and information specified in Clause 8.1 of the FIA.

"Encumbrances" means all liens, charges (whether fixed or floating), farm-in or earn in rights, security interests royalties, pledges, options, net profit interests, rights of pre-emption, mortgages and other third party rights.

"211/17 South Area", "Completion", "Farm-In Interests", "Farm-In Work", "Interest", "Percentage Interest", and "Well Costs" Farm-In Interest Information" shall have the meaning set out in the FIA.

7. This Agreement shall be governed by and construed in accordance with the laws of England, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the English Courts.

If you agree that the above sets out the agreement between us, kindly so indicate by signing in the space provided below.

Sincerely,

M Rose.
1st Jan 2008

Michael Rose
Director
Aimwell Energy Limited.

Accepted and agreed to:

24th January 2008

Richard Moore
CEO
Fox Energy Exploration Limited

Note: A Parent Company Guarantee will be required from Fox Petroleum Inc.